                                                                   Exhibit 19


LETTER TO OUR STOCKHOLDERS

  Puritan-Bennett Corporation reported earnings of $4,244,000 or $.34 per share on revenues of $83,993,000 and orders of $82,140,000 for the second quarter ended July 31, 1994.
  First half earnings totaled $7,968,000 or $.64 per share on revenues of $164,401,000 and orders of $162,253,000. These revenue and order levels represent increases of approximately 7% and 6%, respectively, over the same period last year.
  Our growth continues to be propelled primarily by the home care portion of our business for which first half revenues and orders were up 13% and 21%, respectively. The U.S. hospital market remains sluggish, although interest in our CliniVision(R) respiratory care management information system continues to expand with more than 100 systems now installed. Our new ACCTV(TM) product line is helping our aviation business grow nicely in spite of difficult market conditions. We expect these basic trends to continue for the foreseeable future.


                                             /s/ Burton A. Dole, Jr.
                                             -----------------------
                                             Burton A. Dole Jr.
                                             Chairman, President and
August 16, 1994                              Chief Executive Officer



CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS (UNAUDITED)
Dollars in thousands, except per share data

                                                            THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                  JULY 31                     JULY 31
                                                        --------------------------  --------------------------
                                                            1994          1993          1994          1993
                                                        --------------------------  --------------------------
Net Sales                                               $    83,993   $    77,914   $   164,401   $   153,305
Cost of Goods Sold                                           48,346        44,519        94,963        86,692
                                                        -----------   -----------   -----------   -----------
 Gross Profit                                                35,647        33,395        69,438        66,613
Selling and Administrative Expense                           24,364        24,315        48,282        47,753
Research and Development Expense                              4,964         6,704         9,779        13,253
                                                        -----------   -----------   -----------   -----------
 Operating Profit                                             6,319         2,376        11,377         5,607
Interest Expense                                              1,384         1,264         2,600         2,401
Restructuring Charges                                             -         9,014             -         9,014
Other Expense (Income), net                                    (369)          753        (1,181)          469
                                                        -----------   -----------   -----------   -----------
 Income (Loss) Before Income Taxes                            5,304        (8,655)        9,958        (6,277)
Provision for (Benefit from) Income Taxes                     1,060        (3,692)        1,990        (3,163)
                                                        -----------   -----------   -----------   -----------
 Net Income (Loss) Before Cumulative Effect                   4,244        (4,963)        7,968        (3,114)
 Cumulative Effect of a Change in Accounting
  for Income Taxes                                                -             -             -         2,755
                                                        -----------   -----------   -----------   -----------
Net Income (Loss)                                       $     4,244   $    (4,963)  $     7,968   $    (5,869)
                                                        ===========   ===========   ===========   ===========
Weighted Average Number of Shares Outstanding            12,502,261    11,902,661    12,455,951    11,917,631
Net Income (Loss) Before Cumulative Effect Per Share    $       .34   $      (.41)  $       .64   $      (.26)
Cumulative Effect of a Change in Accounting for
 Income Taxes Per Share                                           -             -             -          (.23)
                                                        -----------   -----------   -----------   -----------
Net Income (Loss) Per Share                             $       .34   $      (.41)  $       .64   $      (.49)
                                                        ===========   ===========   ===========   ===========
Dividends Declared Per Share                            $       .03   $       .03   $       .06   $       .06
                                                        ===========   ===========   ===========   ===========

CONDENSED CONSOLIDATED
BALANCE SHEETS (UNAUDITED)
Dollars in thousands

                                                            JULY 31   January 31
ASSETS                                                       1994        1994
                                                           --------   ----------
 Current Assets:
  Cash and cash equivalents                                $    872    $    713
  Trade notes and accounts receivable, net                   72,405      70,137
  Inventories:
   Finished goods                                            15,866      16,163
   Work in process                                            4,533       4,437
   Raw materials and supplies                                34,733      30,894
                                                           --------    --------
                                                             55,132      51,494
   Less excess of FIFO cost over LIFO cost                    4,338       4,024
                                                           --------    --------
                                                             50,794      47,470
  Prepaid expenses and other                                  3,058       5,567
  Deferred income tax benefits                               10,760      10,760
                                                           --------    --------
   Total current assets                                     137,889     134,647
 Plant and Equipment                                        167,996     158,961
  Less accumulated depreciation and amortization             72,360      70,068
                                                           --------    --------
                                                             95,636      88,893
 Other Assets, net                                           32,124      33,054
                                                           --------    --------
 Total Assets                                              $265,649    $256,594
                                                           ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
  Notes payable                                            $ 10,844    $ 27,791
  Trade accounts payable                                     13,630      13,937
  Employee compensation, payroll taxes and withholdings       7,528       8,015
  Accrued self-insurance expenses                             1,252       1,299
  Other accrued expenses                                     13,042      21,140
  Dividends payable                                             375         359
  Income taxes payable                                        5,385       3,678
  Current maturities of long-term debt                        6,660       6,546
                                                           --------    --------
   Total current liabilities                                 58,716      82,765
 Long-Term Debt, less current maturities                     63,336      38,656
 Deferred Compensation and Pensions                          17,315      17,444
 Deferred Income Taxes                                           55          55
 Deferred Revenue                                            10,275       9,962
 Stockholders' Equity:
  Common stock, par value $1.00 per share -
   Authorized 30,000,000 shares; issued and
   outstanding, 12,497,253 shares in July
   and 12,427,653 shares in January                          12,497      12,428
  Additional paid-in capital                                 36,477      34,794
  Retained earnings                                          68,477      61,736
  Deferred stock awards                                      (1,499)       (602)
  Treasury stock                                                  -        (644)
                                                           --------    --------
   Total Stockholders' Equity                               115,952     107,712
                                                           --------    --------
 Total Liabilities and Stockholders' Equity                $265,649    $256,594
                                                           ========    ========

CONDENSED CONSOLIDATED STATEMENTS
OF CASH FLOWS (UNAUDITED)
Dollars in thousands

                                                                       SIX MONTHS ENDED
                                                                           JULY 31
                                                                     -------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                   1994       1993
                                                                     -------------------
 Net income (loss)                                                   $  7,968   $ (5,869)
 Adjustments to reconcile net income to net cash and
  cash equivalents provided by operating activities:
   Depreciation and amortization                                        7,344      7,579
   Deferred income tax benefit                                              -     (3,671)
   Cumulative effect of a change in accounting principles                   -      2,755
   Restructuring charges                                               (5,923)     9,014
   Deferred compensation and pensions                                    (129)       996
   Provision for losses on accounts receivable                             93        568
   Asset dispositions, net                                               (477)        63
   Shares issued to employee benefit plans                              1,312      1,893
 Change in operating assets and liabilities:
   Trade notes and accounts receivable                                 (2,361)     5,645
   Inventories                                                         (3,324)    (3,021)
   Prepaid expenses                                                     2,028        627
   Other assets                                                           392        468
   Trade accounts payable and accrued expenses                         (1,016)    (3,914)
   Federal and state income taxes payable/receivable                    1,707         87
   Deferred revenue                                                       313      1,036
                                                                     --------   --------
   Net Cash and Cash Equivalents Provided by
     Operating Activities                                               7,927     14,256

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sale of capital assets                                   2,671        709
 Capital expenditures                                                 (10,483)    (7,946)
 Purchases of intangible assets                                          (211)      (273)
 Acquisitions, net of cash acquired                                    (2,000)    (6,624)
                                                                     --------   --------
  Net Cash and Cash Equivalents Used in
   Investing Activities                                               (10,023)   (14,134)

CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance (repayment) of notes payable                                (16,947)     2,689
 Issuance of long-term debt                                            20,000          -
 Payments on long-term debt                                               (68)         -
 Dividends paid to stockholders                                          (746)      (715)
 Stock options exercised                                                   23        205
 Stock repurchased                                                         (7)    (1,765)
                                                                     --------   --------
  Net Cash and Cash Equivalents Provided by
   Financing Activities                                                 2,255        414
                                                                     --------   --------
Net Increase in Cash and Cash Equivalents                                 159        536
Cash and Cash Equivalents at the Beginning of the Year                    713        403
                                                                     --------   --------
Cash and Cash Equivalents at the End of the Period                   $    872   $    939
                                                                     ========   ========

INCOMING ORDERS, NET SALES ($ MILLIONS) AND
NET INCOME (LOSS) PER SHARE

                                                      FY 1994                       FY 1995
                                       -------------------------------------   -----------------
                                       Apr. 30   July 31   Oct. 31   Jan. 31   Apr. 30   July 31
                                       -------   -------   -------   -------   -------   -------
MEDICAL  -- Orders                      $65.4     $75.6     $69.9    $ 85.0     $71.9     $76.2
            Net Sales                    69.4      71.9      69.6      75.0      73.7      77.2
AERO     -- Orders                        5.6       7.0       5.1      10.4       8.2       6.0
            Net Sales                     6.0       6.0       5.7       5.7       6.7       6.8
TOTAL    -- Orders                      $71.0     $82.6     $75.0    $ 95.4     $80.1     $82.2
            Net Sales                    75.4      77.9      75.3      80.7      80.4      84.0
BACKLOG INCREASE (DECREASE)             $(4.4)    $ 4.7     $(0.3)   $ 14.7     $(0.3)    $(1.8)
- - ------------------------------------------------------------------------------------------------
NET INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT PER SHARE                      $ .15     $(.41)    $ .06    $(2.46)    $ .30     $ .34
CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES PER SHARE                      (.23)        -         -      (.01)        -         -
                                        -----     -----     -----    ------     -----     -----
NET INCOME (LOSS) PER SHARE             $(.08)    $(.41)    $ .06    $(2.47)    $ .30     $ .34
                                        =====     =====     =====    ======     =====     =====